IDS Life Moneyshare Fund, Inc.
File No. 2-72584/811-3190

EXHIBIT INDEX

Exhibit 5(b):   Investment Advisory Agreement dated Oct. 14, 1998.

Exhibit 5(c):   Administrative Service Agreement dated Oct. 8, 1998.

Exhibit 10:     Opinion and Consent of Counsel.

Exhibit 17:     Financial Data Schedule.

Exhibit 18(a):  Directors' Power of Attorney dated Jan. 7, 1998.